Exhibit 99

Titan International CEO Announces 2013 Guidance

Quincy, Ill--December 3, 2012 - The following is a statement from Maurice Taylor, Titan International Chairman and CEO.

2012 was again record revenue, net income, gross margins, operation margins, just everything. The only negative is we could have done better and I'm the one who didn't keep a better eye on the changes taking place in Bryan.

2013 is a totally different story and a new chapter. Farm will be good in North America and our capacity expansion should increase Titan's overall market percentage. South America's farm sales should grow more than 10% and again, with our capacity expanding, we should increase our market share.

We believe Europe will be down and that is the one negative spot worldwide. Russia should be a big growth area over the next five years and is a great opportunity.

The construction market will likely continue to be in a sorry state except in Russia and Brazil, which should turn advantageous for Titan.

The earthmoving business still has life and is going to be good for Titan as long as we take care of production. The other large event will be the growth of the Titan Mining Service business with new locations in Chile, Peru, South Africa, Australia and Eastern Canada. We are very excited about building this business.

Titan will also announce some new acquisitions either before the end of the year or shortly after. It is our goal to reach a run rate of $4 to $4.5 billion before 2015. If you look at the last few years, you can see this is a very doable goal, 2010 revenue was $866 million; 2011 revenue was $1.487 billion; and 2012 revenue is going to be approximately $1.8 to $1.9 billion.

Now the goals I've set for 2013 for Titan management group is the following:

•	Revenue $2.4 to $2.7 billion

•	EBITDA $340 to $400 million

•	Cap Ex $72 million

•	R&D $11 million

This is the first time I've shown R&D. The reason is at Titan's dealer meeting in November everyone was shocked how many new tires and wheels we have coming to market and I was asked if we would announce these items ahead of time and I agreed. It is my goal not only to get to $4.5 billion before 2015, but bring new tire and wheel designs to the farming, construction and mining industries that make the equipment perform better.

On an “I told you so” moment, last year I said farm income would set a record this year. It has. I said Deere would set records. They did! I also said construction would be soft. It is.

So what is in store for 2013? Farm income will be equal to last year. Deere will beat 2012. Why? Deere's Chairman is putting in his new team. The wind is at his back and he is a real competitor. Plus his golf handicap is lower than mine and no CEO from Deere in the last 40 years has had a lower handicap than me.

I will answer questions about my goals on a conference call scheduled for Thursday, December 6, 2012 at 4:30 ET. To participate in the call, dial (800) 230-1766, International callers dial (612) 234-9959, five minutes prior to the scheduled time. A replay will also be available until December 13. To access, dial (800) 475-6701, International callers dial (320) 365-3844, and enter code 273748.

Merry Christmas, Happy Hanukah and have a very safe, healthy and happy New Year.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2011. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773